March 9, 2020

TO:
All Stockholders
(Addressed Individually)

SUBJECT:
Report from the President

At the Bank

Closing the Books on a Strong 2019

As we reported last month, your cooperative demonstrated strong performance throughout 2019, with $472.6 million in net income, our fourth-highest earnings ever. Our advances decreased slightly from 2018, but we still finished the year at a strong level, with $100 billion in liquidity flowing through communities across our District. At year-end, our total assets stood at $162.1 billion, and during the year we grew our retained earnings by $107 million, further bolstering our balance sheet. Throughout 2019, we made significant investments to enhance our technology capabilities and increase our ability to meet our members’ needs.

Our performance positioned us as a leader within the Federal Home Loan Bank System, which also performed well in 2019, with Systemwide net income of $3.2 billion, and all 11 Federal Home Loan Banks reporting positive earnings. We earned the third-highest Return on Equity among the 11 Federal Home Loan Banks in 2019, our ratio of advances-to-assets at year-end was the fourth-highest in the System, and we had the highest levels of both advances and assets. The Federal Home Loan Banks ended 2019 with $641.5 billion in advances being put to use by members across the nation.

FHLBNY Announces Fourth Quarter 2019 Dividend

The strength of our performance and the reliability of our franchise is also reflected in our quarterly dividend. On February 20, we announced a 6.35 percent (annualized) dividend for the fourth quarter of 2019. For the year, we returned $352.5 million in dividends paid from 2019 income to our members for a full-year dividend rate of 6.35 percent– a solid return on our members’ investment in the cooperative.

Responding to the Needs of Our Community

Our focus on our members extends to the communities we all serve. Since December 2019, the southwest section of Puerto Rico has been rocked by more than 2,000 earthquakes, causing significant damage to homes and businesses in the area. This month, we announced $500,000 in charitable contributions to relief organizations leading efforts on the ground in the Commonwealth to help the community recover and rebuild. We have tremendous faith in the organizations that will receive these funds, and appreciate the good work they have done and continue to do to help Puerto Rico recover. We also know that in the wake of any disaster, the local lender plays a key role in recovery efforts. To assist our members in these efforts, the FHLBNY has $1 billion in disaster relief funding available to our members through our Community Lending Programs (“CLP”) to help rebuild communities in FEMA-designated disaster areas in Puerto Rico. The $1 billion CLP commitment can be used for any residential lending activity for households whose incomes are at or below 115 percent of the area median income, as well as all small business and economic development lending in FEMA-designated disaster areas, and bridge financing.

The FHLBNY previously made this disaster relief funding available following the 2017 hurricanes that devastated Puerto Rico and the U.S. Virgin Islands, and has offered disaster relief funding following natural disasters across its District, most notably following Hurricane Sandy in 2012, when members accessed $850 million in disaster relief funding to assist relief efforts in New Jersey and New York. These low-cost loans can be and have been used by the FHLBNY’s member-lenders to support critical disaster relief financial activities, and meet the short-, medium-, and long-term funding needs of affected communities.

Coronavirus Update

The stability and reliability of our franchise is paramount to the value we offer our members. In this regard, the FHLBNY continues to monitor the evolving situation regarding the Novel Coronavirus (“COVID-19”), including developments from the Centers for Disease Control, the World Health Organization, and the local governments across our District. While we currently do not expect a change to our operations as a result of COVID-19, we believe that the FHLBNY is well-positioned to continue to meet member needs in the event of a potential prolonged disruption.

As part of our Business Continuity planning, the FHLBNY has a comprehensive pandemic plan in place, which we are able to adjust according to different scenarios. The FHLBNY also has significant remote capabilities to help ensure that we are able to continue to operate in the event of office inaccessibility. In fact, we conducted a successful test of these remote capabilities on February 7, 2020, where we operated from our Jersey City location with a core group of employees while the majority of employees worked remotely, and we experienced no business disruptions. As part of our Business Continuity planning, we have also taken steps to identify critical staff needed to operate the Bank in a variety of scenarios, and we continue to communicate internally with our employees to help ensure that we are all prepared in the event of an emergency. In any and all operating environments, the FHLBNY is focused on remaining a reliable partner to our members.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.